UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2002

SUNRISE ASSISTED LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20765	54-1746596
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5.      Other Events

          On December 30, 2002, Sunrise Assisted Living, Inc., a Delaware corporation (“Sunrise”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Marriott International, Inc. (“Marriott”), Marriott Senior Holding Co. and Marriott Magenta Holding Company, Inc., pursuant to which Sunrise agreed to acquire 100% of the outstanding stock of Marriott Senior Living Services, Inc. (“Marriott Senior Living”), an indirect wholly-owned subsidiary of Marriott which owns and operates senior independent full-service and assisted living communities.

          Pursuant to the terms of the Purchase Agreement, Sunrise agreed to pay approximately $89 million in cash, subject to various adjustments set forth in the Purchase Agreement, to acquire all of the outstanding stock of Marriott Senior Living. Sunrise also agreed to assume approximately $38 million of working capital liabilities and other funding obligations as well as approximately $23 million of life care endowment obligations, the majority of which are expected to be repaid with proceeds from the issuance of new endowment obligations as new residents enter the communities. In addition, Sunrise agreed to guaranty certain lease payments which are presently guaranteed by Marriott. These leased properties currently have operating cash flow in excess of 1.5x rent payments.

          In acquiring Marriott Senior Living, Sunrise will assume management of 126 operating properties located in 29 states, which is expected to consist of 120 management contracts and six operating leases. Sunrise will also acquire 12 land parcels as well as certain other assets of Marriott Senior Living. At closing, Marriott Senior Living’s approximately 15,000 employees will become Sunrise employees.

          The Marriott Senior Living portfolio has a resident capacity of approximately 23,157. The majority of the properties contained in this portfolio are clustered in major metropolitan markets, which is consistent with Sunrise’s operating strategy. Approximately 50 percent (11,605 resident capacity) of the portfolio is assisted living, 34 percent (7,846 resident capacity) is independent living and 16 percent (3,706 resident capacity) is skilled nursing. At the closing of the stock purchase, it is expected that the properties contained in this portfolio will be owned by eight major owner groups, with the two largest owners comprising 66 percent of the portfolio. The two largest owners are expected to be CNL Retirement Properties, Inc. (“CNL”) (38 properties) and Senior Housing Properties Trust (“SHPT”) (45 properties).

          Sunrise is aware of pending litigation between SHPT and Marriott with respect to 31 properties owned by SHPT and managed by Marriott Senior Living. The Purchase Agreement provides protection for Sunrise against the loss of certain management contracts of Marriott Senior Living, including the loss of the management contracts which are the subject of the SHPT litigation.

          Consummation of the stock purchase, which is expected to occur late in the first quarter of 2003, is subject to the satisfaction of certain conditions, including (i) receipt of required health regulatory approvals, (ii) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the closing of the acquisition by CNL of the remaining 9 operating properties currently owned by Marriott Senior Living and (iv) certain other customary conditions. In the event the conditions to closing have been satisfied and the closing does not then occur due to any refusal by Sunrise to consummate the stock purchase, Marriott, at its election, may draw the entire $14.5 million deposit Sunrise has placed in escrow as liquidated damages or pursue any remedies available to it at law or in equity. Marriott has agreed to indemnify Sunrise for certain matters, including certain pre-closing claims. Any party may terminate the Purchase Agreement if the transaction has not been consummated by May 31, 2003. Sunrise expects to use cash on hand, including proceeds from its recently completed sale/long-term manage back transactions, and capacity under its various credit facilities, including a new $50 million line of credit, to pay the cash purchase price under the Purchase Agreement.

          To reflect the substantial expansion of its senior living business resulting from this transaction and the broad scope of services the combined organization will offer, Sunrise intends to change its name to Sunrise Senior Living, Inc. In addition, subject to and upon the closing of the transaction, the size of Sunrise’s Board of Directors will increase by one and J.W. Marriott, Jr., chairman and chief executive officer of Marriott, will join Sunrise’s Board of Directors for an initial term of office expiring at the 2004 annual meeting of stockholders.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE ASSISTED LIVING, INC.

Date: January 6, 2003	By: /s/ Larry E. Hulse
Larry E. Hulse
Senior Vice President and Chief
Financial Officer